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                                                                    EXHIBIT 4.11

                               G.D. SEARLE & CO.

                  CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC/1/
                        RESEARCH AND LICENSE AGREEMENT

THIS AGREEMENT (the "AGREEMENT") effective as of the last date of signature hereto (the "EFFECTIVE DATE") between:

     G.D. SEARLE & CO., (hereinafter referred to as "SEARLE"), a company organized and existing under the laws of the State of Delaware having its principal place of business at 5200 Old Orchard Road, Skokie, Illinois 60077. SEARLE is a wholly owned subsidiary of MONSANTO COMPANY, also a company organized and existing under the laws of the State of Delaware. MONSANTO COMPANY's registered securities are primarily traded in the United States on the New York Stock Exchange and are subject to such exchange's rules.

     and

     CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED, (hereinafter referred to as "CAT"), a corporation organized and existing under the laws of England, with its principal place of business at The Science Park Melbourn Cambridgeshire England SG8 6JJ.

                                  WITNESSETH:

     WHEREAS, CAT owns or has licenses to practice and independently develop various technologies, including but not limited to phage display libraries of fully human antibody sequences, appropriate for:

     1) the discovery, characterization, and optimization of (a) biological proofs of principle or (b) therapeutic drug TARGETS;

     2) the discovery, characterization, optimization, manufacture and/or registration of fully human antibodies, and analogues and fragments thereof, as therapeutic drugs against identified TARGETS; and

     3) the discovery, characterization and further description of TARGETS for the optimal discovery and development of synthetic molecules for pharmaceutical applications against such TARGETS;

     WHEREAS, CAT is the owner or licensee of intellectual property with rights to practice and/or sub-license to SEARLE the rights to use such intellectual property for the purposes of the characterization of biological processes, the identification of drug TARGETS, the

_____________________
/1/ [***] indicates that text has been deleted, which is subject to a confidential treatment request. This text has been filed with the SEC on a supplemental basis.
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discovery and development of ANTIBODY BASED DRUG candidates, and the other purposes contemplated under the terms of this AGREEMENT;

     WHEREAS, SEARLE wishes to obtain licenses to use such intellectual property on the terms hereinafter stated
     1)  to discover and characterize TARGETS and
     2) to develop exclusively LICENSED PRODUCTS against specific TARGETS as may be permitted by this AGREEMENT; and

     WHEREAS, CAT is willing to grant such licenses to SEARLE under the terms and conditions of this AGREEMENT.

     NOW, THEREFORE, in consideration of these premises and the mutual promises recited herein the parties, intending to be bound, agree as follows:

                            ARTICLE 1 - DEFINITIONS

     For the purpose of use in or related to this AGREEMENT, the following terms shall be defined as follows:

1.1 "AFFILIATE" shall mean any corporation, partnership or other entity which owns or controls, is owned or controlled by or is under common ownership or control with a party to this AGREEMENT. Control shall mean the possession of fifty percent (50%) or more (twenty percent (20%) or more for purposes of Sections 1.48, 2.1(b) and 4.11) of the voting stock or the power to direct or cause the direction of management and policies of the controlled entity, whether through the ownership of shares or by contract or otherwise.

1.2 "ANTIBODY" shall mean a molecule or a gene encoding such a molecule identified or developed during the RESEARCH COLLABORATION which comprises or contains one or more human immunoglobin variable domains or parts of such domains or any existing or future fragments thereof.

1.3 "ANTIBODY BASED DRUG" shall mean a product which comprises an ANTIBODY for any discovery, diagnostic, therapeutic or other medical use.

1.4 "BIOLOGICAL PATHWAY" shall mean an intra-cellular series of molecular targets of which a minimum number of molecular targets are known and demonstrated by repeatable experiment to be involved in a specific signal transduction cascade in a specific cell type and leading to a specific cellular or other physiological event or effect. For the avoidance of doubt BIOLOGICAL PATHWAY shall not include extracellular or cell surface transmembrane molecular targets.

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1.5  "BLA FILING" shall mean a Biologic License Application, or other application for the approval of marketing of any LICENSED PRODUCT, which is submitted to the FDA in a MAJOR MARKET.

1.6 "BUSINESS DAY" shall mean a day other than a Saturday, Sunday, bank or other public holiday in London, England or Chicago, Illinois, United States.

1.7  "CAT" shall mean CAT and its AFFILIATES from time to time.

1.8 "CAT BACKGROUND IP" shall mean the IP including the LICENSED PATENTS and related MATERIALS and property rights in such MATERIALS owned by or licensed to CAT, with the right to grant sublicenses, comprising or relating to the CAT CORE TECHNOLOGY.

1.9 "CAT BACKGROUND KNOW HOW" shall mean the KNOW HOW included as part of the CAT BACKGROUND IP.

1.10 "CAT BACKGROUND MATERIAL" shall mean MATERIAL which directly relates to an ANTIBODY or to the CAT SUBTRACTED LIBRARIES and which is owned by or licensed to CAT.

1.11 "CAT BACKGROUND PATENT RIGHTS" shall mean the PATENT RIGHTS (including the LICENSED PATENTS) included as part of the CAT BACKGROUND IP.

1.12 "CAT IMPROVEMENT IP" shall mean any IMPROVEMENTS to any part of the CAT BACKGROUND IP that arise in the ordinary course of performance of research by CAT during the term of this AGREEMENT, except that it shall not include new techniques which were developed solely due to the collaboration with SEARLE and use SEARLE'S BACKGROUND IP. For the avoidance of doubt, CAT IMPROVEMENT IP shall not include any ANTIBODY. All ANTIBODIES shall be considered RESEARCH COLLABORATION IP and shall be owned by SEARLE.

1.13 "CAT LIBRARY TECHNOLOGY" shall mean the collection of bacteriophages each of which displays an antibody or a collection of host cells containing such collection of bacteriophages possessed by CAT as of the date SEARLE exercises its option pursuant to Section 2.8.

1.14 "CAT SUBTRACTED LIBRARY" shall mean (a) the [***] subtracted angiogenesis [***] Libraries and (b) the [***] subtracted haemotopoiesis [***] Libraries owned by CAT at the EFFECTIVE DATE as more particularly described in Exhibit B.

1.15 "CAT TARGET" shall mean a TARGET which is identified or developed in whole or in part as a consequence of SEARLE's sequencing of CAT MATERIALS in any CAT

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     characterization of drug TARGETS, the SUBTRACTED LIBRARIES pursuant to
     Article 5 of this AGREEMENT. For the avoidance of doubt, [***] shall be deemed a CAT TARGET for the purposes of this AGREEMENT.

1.16 "CAT CORE TECHNOLOGY" shall mean any proprietary information, methods, MATERIALS, processes, techniques, and formulae which relate to the CAT SUBTRACTED LIBRARIES or which CAT requires to carry out its part of the RESEARCH COLLABORATION and which are owned by or licensed to CAT either at the EFFECTIVE DATE or which arise at any time during the term of this AGREEMENT (whether pursuant to it or otherwise) including IMPROVEMENTS. CAT CORE TECHNOLOGY does not include (i) SEARLE TARGETS, (ii) proprietary research tools, technologies or research methods of SEARLE used to make antibody-based or related physiologic or pharmacokinetic discoveries or antibody formulations, (iii) antibody process development and/or manufacturing technologies with respect to antibody based drugs, or (iv) other ideas, concepts, or INVENTIONS of SEARLE that are independent of or not related to the RESEARCH COLLABORATION.

1.17 "COLLABORATION YEAR" shall mean each successive twelve (12) calendar month period commencing with the initiation of research efforts as defined in
     Section 1.50.

1.18 "COMBINATION PRODUCT" shall mean a LICENSED PRODUCT containing an ANTIBODY BASED DRUG which also:

       contains an active ingredient that is not within the scope of CAT BACKGROUND IP or SEARLE BACKGROUND IP as each exists as of the EFFECTIVE DATE; or

       is administered through an active administration technology that is not within the scope of CAT BACKGROUND IP or SEARLE BACKGROUND IP as each exists as of the EFFECTIVE DATE; or

       operates with a diagnostic detection mechanism that is not within the scope of CAT BACKGROUND IP or SEARLE BACKGROUND IP as each exists as of the EFFECTIVE DATE;

       and such other elements shall each be referred to individually or collectively as an "OTHER ELEMENT".

1.19 "COMPETENT AUTHORITY" shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government having jurisdiction over the approval for marketing and sale of any pharmaceutical product.

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1.20 "DIAGNOSTIC PRODUCT" shall mean any product in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or monitoring of progress of a disorder (i) incorporating part of at least one variable region of an ANTIBODY or (ii) which was developed based on biological activity identified by an ANTIBODY and whose potential medical utility was first demonstrated by an ANTIBODY to a TARGET and whose sale but for the licenses granted by CAT hereunder would infringe a VALID CLAIM or CAT BACKGROUND PATENT RIGHTS.

1.21 "DOCUMENTS" shall mean reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which KNOW HOW can be permanently stored.

1.22 "EST" shall mean an expressed sequence tag.

1.23 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto or the equivalent COMPETENT AUTHORITY in any other country.

1.24 "FIELD" shall mean any disease code under ICD9 (1999), as the same may be amended.

1.25 "FIRST COMMERCIAL SALE" shall mean the first commercial sale by SEARLE or its sub-licensees in any country of a LICENSED PRODUCT after grant of required MARKETING AUTHORISATION and pricing approval by the appropriate COMPETENT AUTHORITY.

1.26 "FLG" shall mean a full length gene.

1.27 "FULL TIME HEADCOUNT EQUIVALENT" or "FTE" shall mean the amount of professional laboratory research and/or development work as would reasonably be performed in a full employment month, quarter, or year, as applicable, in the United Kingdom by a fully trained, professionally qualified, full time CAT researcher expert in the operation of any one of the various expertises as may be necessary or desirable for performance of the RESEARCH PROTOCOL. Such expertises shall include any particular areas of CAT's functional genomics and proteomics platform technologies available now or becoming available at any time during the course of the collaboration including the development, maintenance or use of CAT's phage display antibody libraries, data base management, data mining, ProAbJ and ProxiMol7 and such other antibody-based screening, TARGET characterization, antibody optimization, antibody production, antibody scale-up solely to support development work to achieve Section 4.3 milestones, or testing abilities as SEARLE determines useful or desirable for biological research and/or drug discovery in accordance with the RESEARCH PROTOCOL.

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1.28 "GOOD CLINICAL PRACTICE" shall mean clinical practice as set out in:

     (1)  ICH Harmonized Guidance on Good Clinical Practice (CPMP/ICH/135/95);

     (2) US Code of Federal Regulations Title 21, Chapters 50 (Protection of Human Subjects) and 56 (Institutional Review Boards), as may be amended from time to time; and

     (3)  the equivalent law or regulation in any MAJOR MARKET.

1.29 "GOOD LABORATORY PRACTICE" shall mean laboratory practice as set out in:

     (1) Rules in force in the European Union relating to GLP, including EC Directives 87/18/EEC, 88/320/EEC and 1999/11/EC;

     (2) US Code of Federal Regulations, Title 21, Chapter 58 (Good Laboratory Practice for Nonclinical Laboratory Studies) where applicable; and

     (3)  the equivalent law or regulation in any MAJOR MARKET.

1.30 "GOOD MANUFACTURING PRACTICE" shall mean manufacture in accordance with:

     (1)  EC Directive 91/356/EEC;

     (2) the current principles and guidelines of good manufacturing practice for medicinal products for human use and "in substantial conformity with good manufacturing requirements" (as such phrase is used in Section 802(f)(l) of the Federal Food, Drug and Cosmetic Act, as such Act may be amended from time to time); and

     (3)  the equivalent law or regulation in any MAJOR MARKET.

1.31 "IMPROVEMENTS" shall mean any improvements, modifications and adaptations (whether patentable or otherwise) primarily and directly relating to any part of the CAT BACKGROUND IP or the SEARLE BACKGROUND IP, as the case may be, which may arise in connection with, and during the term, of this AGREEMENT.

1.32 "INDEPENDENT COUNSEL" shall mean a member of a firm of patent attorneys, licensed to practice before the United States Patent and Trademark Office, selected by the parties (as stated in Section 6.3) from time to time during the term of this AGREEMENT to resolve TARGET acceptability for RESEARCH PROGRAM and exclusivity disputes pursuant to Article 2 and 3 hereof. The parties initially designate [***] as INDEPENDENT COUNSEL.

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1.33 "IN-HOUSE RESEARCH" shall mean research activities controlled by SEARLE, whether using internal resources or those of third parties provided that any such third party is an academic institution, a contract research organisation, hospital or clinic or other similar institution involved in assisting with a clinical trial, and undertaken solely for the purposes of developing or creating SEARLE INVENTIONS and/or products. For other entities SEARLE shall obtain prior written approval from CAT such approval not to be unreasonably withheld. Upon written request from CAT SEARLE shall provide a list of third parties covered by this definition.

1.34 "IP" shall mean PATENT RIGHTS and KNOW HOW.

1.35 "INVENTION" shall mean any and all legally protectable or enforceable industrial or intellectual property rights, including, but not limited to any ideas (whether novel or not), or combination of ideas, conceptions, reductions to practice, patents (including all rights to grant licenses, and sub-licenses thereon, continuations, reissues, divisions, patent applications, and rights to patent), trade secrets, trademarks, trade dress, KNOW HOW, methods of business, regulatory filing rights, or market exclusivity rights (whether based upon patent, KNOW-HOW, registration delay, or other rights), conferring commercial exclusivity or rights of product registration recognized, permitted and/or enforced by any action of law, regulation or administrative authority under any law of any country in the TERRITORY.

1.36 "JOINT RESEARCH COMMITTEE" or "JRC" shall mean the working committee to be established by the parties pursuant to Article 3 in order to implement the provisions of this AGREEMENT in an orderly manner.

1.37 "KNOW HOW" shall mean unpatented technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, information relating to MATERIAL, [methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. KNOW HOW includes DOCUMENTS containing KNOW-HOW. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public. KNOW HOW includes any rights (such as copyright, database or design rights) protecting such KNOW HOW. In the case of CAT, KNOW HOW shall also include ProAb and ProxiMol and other antibody identification and research related tools or technologies as more particularly described in Exhibit E.

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1.38 "LIST" shall mean a list of a maximum number of [***] TARGETS (including
     TARGETS and BIOLOGICAL PATHWAYS, each of the two (2) foregoing defined terms being a separate single TARGET for purposes of calculating the foregoing number) prepared by SEARLE (the initial such LIST being set out in EXHIBIT F) as such LIST may be amended by SEARLE from time to time during the term of the RESEARCH COLLABORATION upon written notification to CAT subject to the provisions of Article 6. The LIST shall contain up to [***] TARGETS on Part A of the LIST. The balance shall be designated Part B.

1.39 "LICENSED PATENTS" shall mean the patents and patent applications identified in Exhibit A, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, reissues, and renewals thereof; all patents, both US and foreign, which may be granted thereon; and all reissues, reexaminations, extensions, patents of addition, patents of information thereof; and any additional patents held by CAT as of the date of this AGREEMENT or as may be owned by CAT or licensed to CAT during the term of this AGREEMENT comprising or relating to the CAT CORE TECHNOLOGY.

1.40 "LICENSED PRODUCT" shall mean (i) an ANTIBODY BASED DRUG or DIAGNOSTIC PRODUCT isolated under a process which would but for the license granted in
     Section 2 infringe a VALID CLAIM of an enforceable LICENSED PATENT or the manufacture use or sale of which by SEARLE would, but for the license granted in Section 2 infringe a VALID CLAIM of an enforceable LICENSED PATENT or (ii) a SYNTHETIC DRUG or (iii) a product which would otherwise give rise to a royalty obligation from CAT to the MRC under the license agreement dated 7 January 1997.

1.41 "VALID CLAIM" shall mean a claim of any issued or granted, unexpired LICENSED PATENT which has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, including arbitration proceedings.

1.42 "MAJOR DEAL" shall mean any agreement commitment or arrangement with respect to the FIELD of [***] where CAT would agree to engage in a research effort with a third party which is intended to be or by its terms could be exclusive. For purposes of this Section only, "exclusive" at any time means that the agreement, commitment, or arrangement covers at least a majority of known TARGETS with respect to the FIELD of [***], excluding for that purpose [***].

1.43 "MAJOR MARKET" shall mean the United States of America, France, Germany, Italy, Japan, Spain, or the United Kingdom and if required by European law the European Union acting through the EMEA or its successor.

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1.44 "MARKETING AUTHORISATION" shall mean any approval required from a COMPETENT
     AUTHORITY to market and sell a LICENSED PRODUCT in any country.

1.45 "MARKETING YEAR" shall mean each successive twelve (12) calendar month period commencing with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT.

1.46 "MATERIAL" shall mean any chemical or biological substances, any organic or inorganic element or compound, nucleotide, single nucleotide polymorphism ("SNPS") and precursors thereof, or nucleotide sequence (including DNA and RNA sequences, gene, vector or construct including plasmids, or viruses), host organism (including fungi, algae, protozoa and hybridomas, eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system), protein (including any peptide or amino acid sequence, enzyme, antibodies or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody), drug or pro-drug, assay or reagent, or any other genetic or biologic material or micro-organism or multi-cellular plants.

1.47 "MRC" shall mean The Medical Research Council or any successor body thereto.

1.48 "NET SALES" shall mean the revenue received by SEARLE or its AFFILIATE from the sale of LICENSED PRODUCTS to independent third parties less the following amounts:

     (1) any discounts, including cash discounts, or rebates actually allowed or granted (including discounts required under government programs);

     (2)  any applicable credits, allowances, and returns;

     (3) sales, excise, turnover, value-added or similar taxes or duties actually levied on the manufacture or sale of LICENSED PRODUCT and included in the gross amount billed; and

     (4) transportation, insurance, and handling charges as determined in accordance with generally accepted accounting principles.

          In the event that LICENSED PRODUCTS are sold in the form of COMBINATION PRODUCTS containing one or more active ingredients, other than the LICENSED PRODUCT, NET SALES for such COMBINATION PRODUCTS will be calculated by the fraction A/(A+B), where A is the invoice price of the LICENSED PRODUCT if sold separately, and B is the total invoice price of any OTHER ELEMENTS in combination, if sold separately by SEARLE or its AFFILIATE.

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          If the average sale price of ANTIBODY BASED DRUG or SYNTHETIC DRUG can be determined but the average sale price of the OTHER ELEMENT in that product cannot be determined NET SALES for the COMBINATION PRODUCT in any applicable country for purposes of determining royalty payments shall be calculated by multiplying the NET SALES of the COMBINATION PRODUCT in that country by the fraction C/(C+D) where C is the selling party's average sales price in the preceding quarter of the ANTIBODY BASED DRUG OR SYNTHETIC DRUG and D is the difference between the average selling price in the preceding quarter of the COMBINATION PRODUCT and the average selling price in the preceding quarter of the applicable LICENSED PRODUCT in that country.

          If the average sale price of the OTHER ELEMENT in that quarter can be determined but the average price of ANTIBODY BASED DRUG OR SYNTHETIC DRUG cannot be determined, NET SALES for purposes of determining royalty payments for the COMBINATION PRODUCT in that country shall be calculated by multiplying the NET SALES of the COMBINATION PRODUCT in that country by the following formula: one (1) minus C/(C+D) where C is the average selling price in the preceding quarter of the OTHER ELEMENT in that country and D is the difference between the average selling price of the COMBINATION PRODUCT and the average selling price of the OTHER ELEMENT. In the event that the average sale price of both ANTIBODY BASED DRUG or SYNTHETIC DRUG and the OTHER ELEMENT in the COMBINATION PRODUCT cannot be determined, the NET SALES of ANTIBODY BASED DRUG OR SYNTHETIC DRUG shall be determined by an arbitrator pursuant to Exhibit D.

1.49 "PATENT RIGHTS" shall mean patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of each of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

1.50 "RESEARCH COLLABORATION" shall mean the collaborative research effort contemplated in this AGREEMENT. The term of such research effort shall be not less than three (3) COLLABORATION YEARS (subject as otherwise provided in Article 13) from the initiation of research efforts pursuant to an agreed upon RESEARCH PROGRAM or PROGRAMS, initiation being deemed to occur the first full calendar quarter in which not less than [***] FTEs audited equivalents at CAT have performed research in accordance with the RESEARCH PROTOCOL as determined by the JRC.

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1.51  "RESEARCH COLLABORATION IP" shall mean RESEARCH COLLABORATION PATENT
      RIGHTS, RESEARCH COLLABORATION KNOW HOW and RESEARCH COLLABORATION MATERIALS.

1.52 "RESEARCH COLLABORATION KNOW HOW" shall mean KNOW HOW conceived, generated or developed by or on behalf of the parties under the RESEARCH COLLABORATION.

1.53 "RESEARCH COLLABORATION MATERIALS" shall mean MATERIALS conceived, isolated, generated or developed by or on behalf of the parties under the RESEARCH COLLABORATION.

1.54 "RESEARCH COLLABORATION PATENT RIGHTS" shall mean PATENT RIGHTS claiming or covering or otherwise based on INVENTIONS forming part of RESEARCH COLLABORATION KNOW HOW, INVENTIONS comprised in RESEARCH COLLABORATION MATERIALS or INVENTIONS derived from or arising out of the RESEARCH COLLABORATION.

1.55 "RESEARCH PROTOCOL" shall mean all RESEARCH PROGRAMS proposed by SEARLE for a COLLABORATION YEAR, together with such additional non-TARGET specific schedules of work as shall be proposed by SEARLE for the same COLLABORATION YEAR. Each such RESEARCH PROTOCOL shall be adopted and amended and updated on a rolling basis to reflect changes in research and work progress in accordance with the terms of Article 3.

1.56 "RESEARCH PROGRAM" shall mean the schedule of work (which shall include cell biology and biochemical assays at a minimum) to be accomplished with respect to a specific TARGET as proposed by SEARLE to CAT not less than ninety (90) days prior to the end of each COLLABORATION YEAR of the RESEARCH COLLABORATION, including reasonable estimates of FTEs and FTE support necessary to accomplish the work forecasted in the schedule; provided that any such proposal for the initial COLLABORATION YEAR shall be made in the initial RESEARCH PROTOCOL attached hereto, as the same may be amended.

1.57 "SEARLE BACKGROUND IP" shall mean the IP and related MATERIALS and property rights in such MATERIALS owned by or licensed to SEARLE, with the right to grant sublicenses, comprising or relating to a SEARLE TARGET.

1.58 "SEARLE BACKGROUND KNOW HOW" shall mean the KNOW HOW included as part of the SEARLE BACKGROUND IP.

1.59 "SEARLE BACKGROUND PATENT RIGHTS" shall mean the PATENT RIGHTS included as part of the SEARLE BACKGROUND IP.

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1.60  "SEARLE IMPROVEMENT IP" shall mean any IMPROVEMENTS to any part of the
      SEARLE BACKGROUND IP that may arise in connection with, and during the term of, this AGREEMENT, including new techniques developed using SEARLE's proprietary intellectual property relating to the use of the CAT BACKGROUND IP pursuant to this AGREEMENT which new techniques are not CAT IMPROVEMENT IP.

1.61 "SEARLE TARGET" shall mean a TARGET which is approved by the JRC for inclusion in any RESEARCH PROTOCOL.

1.62 "SIGNIFICANT PROGRAM"shall mean that CAT has an in house project in respect of a TARGET and as evidenced by its records has commenced an internal antibody engineering program or has committed substantive resource to such project equivalent to [***] within [***] prior to the identification of a TARGET.

1.63 "SUBSCRIPTION AGREEMENT" shall mean the agreement of even date herewith made between CAT's parent company, CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC ("CAT GROUP"), and SEARLE'S AFFILIATE, Monsanto Europe S.A. relating to the subscription by such AFFILIATE for ordinary shares in CAT GROUP.

1.64 "SYNTHETIC DRUG" shall mean any protein, peptide, pepto-mimetic or other molecular form of compound (1) which is not an ANTIBODY BASED DRUG, (2) but which mimics in some fashion the structure activity relationship ("SAR") of ANTIBODIES identified through CAT phage display technology or an SAR which but for the CAT phage display technology, would have been significantly delayed (over twelve months) in development or would not have been developed at all, and (3) whose physiological and therapeutic effect was first predicted and first demonstrated by an ANTIBODY modulating such compound.

1.65 "TARGET" shall mean an individual biological molecule specified in writing together with appropriate accession number or other appropriate sequence information which may be a promising subject for the development of pharmaceutical products or diagnostics for the detection, prevention, treatment, palliation or amelioration of disease, for the improvement of the quality of life or the extension of the length of life. For the avoidance of doubt, [***].

1.66 "TERRITORY" shall mean all nations, protectorates and territories worldwide.

      In this AGREEMENT

(a) unless the context otherwise requires all references to a particular Section, Exhibit or paragraph shall be a reference to that Section, Exhibit or paragraph, in or to this AGREEMENT as it may be amended from time to time pursuant to this AGREEMENT.

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

(b) the table of contents and headings are inserted for convenience only and shall not affect the interpretation of any provision of this AGREEMENT;

(c) unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

(d) unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality;

(e) reference to any statute or regulation includes any modification or reenactment of that statute or regulation; and

(f) reference to the word "include" or "including" are to be construed without limitation to the generality of the preceding words.

               ARTICLE 2 - GRANT OF LICENSE; CONDITION PRECEDENT

2.1  Grant To SEARLE  Subject only to the exclusions stated in Section 2.2
     ---------------
     below, CAT hereby grants to SEARLE and its AFFILIATES:

(a) a royalty-free, non-exclusive, worldwide right and license under the CAT BACKGROUND IP to the extent necessary or advisable (i) to perform SEARLE's obligations under the RESEARCH COLLABORATION and this AGREEMENT and (ii) for the purposes of IN-HOUSE RESEARCH, but not further or otherwise; and

(b) an exclusive, perpetual, world-wide right and license, with the right to grant sub-licenses, under the CAT BACKGROUND IP necessary or advisable to make, have made, develop use, import, register, sell and have distributed in the TERRITORY LICENSED PRODUCTS.

2.2  Exclusions from Grant  During the term of the RESEARCH COLLABORATION, CAT
     ---------------------
     may perform discovery research and develop products against TARGETS for its own account and on behalf of third parties to the exclusion of the rights of SEARLE under the circumstances stated in Sections 2.3 and 2.4., respectively. In the event of any dispute between CAT and SEARLE as to the application of Sections 2.3 and 2.4 to specific TARGETS such dispute shall be resolved pursuant to Exhibit D.

2.3  Research Under Way Prior to EFFECTIVE DATE  CAT may perform and retain
     ------------------------------------------
     exclusive rights to perform research and commercialize products against
     TARGETS:

[***]

2.4  Research Commenced After EFFECTIVE DATE  During the term of the RESEARCH
     ---------------------------------------
     COLLABORATION, CAT shall not perform research of any kind on behalf of or grant exclusive rights to any third parties in any TARGETs on the LIST subject to the terms of Section 6.2.

2.5  Grant License to CAT  SEARLE hereby grants to CAT a royalty-free, non-
     --------------------
     exclusive, worldwide license under the SEARLE BACKGROUND IP and the RESEARCH COLLABORATION IP to the extent necessary to perform CAT's obligations under the RESEARCH COLLABORATION and this AGREEMENT, but not further or otherwise for any other purpose and with no rights to grant sub-licenses or rights to assign such rights to third parties.

2.6  Limitation on Licenses  Save as expressly set out in this AGREEMENT nothing
     ----------------------
     in this AGREEMENT transfers or licenses any right, title or interest in or to the CAT BACKGROUND IP, the SEARLE BACKGROUND IP or the RESEARCH COLLABORATION IP. Nothing in this AGREEMENT shall operate or be implied as a license to CAT or create in CAT any ownership of or claim of right to any SEARLE BACKGROUND IP or RESEARCH COLLABORATION IP for the purposes of commercializing any product independent of SEARLE. SEARLE shall be the sole and entire owner of any intellectual property arising from the performance of the RESEARCH PROGRAMS and CAT shall not have or retain any rights of practice by joint inventorship or otherwise of any of the SEARLE BACKGROUND IP or the RESEARCH COLLABORATION IP

2.7  Condition Precedent  This AGREEMENT is conditional upon and shall be of no
     -------------------
     force and effect until the execution of the SUBSCRIPTION AGREEMENT.

2.8  Library Option Right  Within thirty (30) BUSINESS DAYS after the expiration
     --------------------
     or other termination of the RESEARCH COLLABORATION (excluding any termination due to SEARLE's default or bankruptcy), SEARLE may elect and CAT shall grant to SEARLE the right to utilize the CAT LIBRARY TECHNOLOGY for SEARLE's research purposes at SEARLE's sites. Each such Site License (as defined below) includes:

(i) transfer of the CAT LIBRARY TECHNOLOGY necessary for SEARLE to screen CAT's phage display libraries;

(ii) a non-exclusive, fully paid up, worldwide, sublicensable (to SEARLE collaborators for SEARLE IN-HOUSE RESEARCH) license to use such CAT LIBRARY TECHNOLOGY and any derivatives or progeny thereof for all research purposes (including any health care use) (each a "Site License").

2.9  Exercise of Right  Upon exercise by SEARLE of its rights set forth in
     -----------------
     Section 2.8 above by notice to CAT.

(a)  CAT shall promptly transfer the CAT LIBRARY TECHNOLOGY to SEARLE and

(b) shall provide [***] of on-site technical support and training with respect to such CAT LIBRARY TECHNOLOGY at mutually agreeable times and SEARLE-owned or leased sites, each party agreeing not to unreasonably withhold agreement to such times and sites.

2.10 License Payment  As full consideration for:
     ---------------

(a)  CAT's grant to SEARLE of a Site License, and

(b) CAT's transfer and technical support of such CAT LIBRARY TECHNOLOGY, as contemplated by Section 2.9 hereof;

     Searle will make licnese payment(s) as follows:

     [***]

     With respect to such payments, as applicable, [***] shall be paid to CAT upon exercise by SEARLE of its right to the Site License and the remaining [***] shall be payable upon completion of CAT's obligations as set forth in
     Section 2.9 hereof.

2.11 MAJOR DEAL
     ----------

(a) For [***] from the EFFECTIVE DATE CAT shall notify SEARLE in writing at least [***] in advance of entering into any MAJOR DEAL, such notice to include the material elements of the proposed transaction other than the identity of the third party.

(b) Provided that SEARLE so requests in writing within [***] of receiving such written notification as set out in (a), SEARLE and CAT shall enter into good faith negotiations with respect to the MAJOR DEAL for the remainder of such [***] period ("Negotiations Period").

(c) Not less than [***] prior to the end of the Negotiations Period, CAT shall advise SEARLE of the terms and conditions upon which CAT is prepared to do the MAJOR DEAL or any variant thereof as may be developed by the parties ("LAST OFFER"). If SEARLE is prepared to match the terms of such LAST OFFER CAT may or may not at its option accept SEARLE's offer but may not consummate the MAJOR DEAL with the third party in question.

(d) if SEARLE does not accept such LAST OFFER within [***] of the receipt thereof, CAT shall be free to consummate the MAJOR DEAL with the third party in question; provided that,

     (i) such MAJOR DEAL is not on demonstrably better terms for the third party than CAT's LAST OFFER; and

     (ii) such consummation occurs within [***] of the expiration of the Negotiations Period.

(e) If either of the conditions recited in (d) above are not complied with, CAT must notify SEARLE again of any such proposed MAJOR DEAL and comply with the remaining terms of this Section.

                      ARTICLE 3 - RESEARCH COLLABORATION

3.1  Research Goal  SEARLE and CAT seek to pursue an optimal collaboration for
     -------------
     the most rapid and robust development of efficacious pharmaceutical products. SEARLE has tentatively determined a RESEARCH PROTOCOL which SEARLE believes offers an optimal chance, based upon available information and within the current technology and funding resources of SEARLE to develop such products. The RESEARCH PROTOCOL for the first COLLABORATION YEAR will be delivered to CAT within thirty (30) days of the EFFECTIVE DATE and shall be deemed attached to this Agreement as Exhibit C. Such RESEARCH PROTOCOL will thereafter be modified as stated in this AGREEMENT.

3.2  SEARLE Discovery Expenditures  SEARLE shall pay CAT the equivalent in
     -----------------------------
     English pounds of [***] per FTE for the performance of such research work in accordance with the terms of this AGREEMENT. The applicable currency exchange rate shall be the rate published as of the last BUSINESS DAY of the applicable COLLABORATION YEAR quarter, determined in the same manner as set out in Section 4.13. SEARLE shall exert its reasonable commercial efforts to perform and CAT agrees to exert its reasonable commercial efforts to perform the anticipated work in the RESEARCH PROTOCOL for each of the specified COLLABORATION YEARS in pursuit of TARGETS SEARLE shall have the sole discretion to utilize efforts in any RESEARCH PROTOCOL towards any discovery effort as it deems appropriate, regardless of the FIELD. As of the date of this AGREEMENT, the estimates of FTEs required to achieve the work and objectives of the RESEARCH COLLABORATION during the first three (3) COLLABORATION YEARS are as follows:

     [***]

     Subject to the other terms and conditions of this AGREEMENT, SEARLE shall pay the above amounts for the applicable number of FTEs stated per COLLABORATION YEAR. SEARLE shall endeavor to include reasonable matches of work objectives with forecasted FTE expenditures in each RESEARCH PROTOCOL, based upon productivity experience in prior RESEARCH PROTOCOLS and other CAT collaborations. SEARLE shall have the ability on a quarter by quarter basis for each COLLABORATION YEAR to adjust and CAT shall so adjust, up or down, the number of FTEs dedicated to the RESEARCH COLLABORATION by [***] subject to maintaining the anticipated annual minimum aggregate payments as set out in the chart above. CAT will use all reasonable efforts to accommodate any adjustments in excess of the [***] range described above, if and to the extent SEARLE requests same. Notwithstanding the foregoing, in the event that FTEs exceed the minimums in the aggregate over the first two (2) COLLABORATION YEARS, any such excess shall be creditable against the minimum for the third such COLLABORATION YEAR. [***]

3.3  SEARLE Election In The Event Work Not Accomplished Within The FTEs
     ------------------------------------------------------------------
     Estimated The foregoing notwithstanding, if the amount of the work done in
     ---------
     any one COLLABORATION YEAR is not or may not be accomplished with the amount of FTEs estimated, SEARLE may, but need not, pay such additional amount of FTE time at the full FTE rate as will reasonably accomplish the work required to achieve the goals forecasted in the RESEARCH PROTOCOL subject to C"T prior consent to provide such additional FTES such consent not to be unreasonably withheld. SEARLE may elect to reduce such additional work as it may deem appropriate in later COLLABORATION YEAR work scheduled in the RESEARCH PROTOCOL as will offset any increased FTE expenditures required to perform work in earlier years.

3.4  CAT Staff Dedicated to Performance of RESEARCH PROTOCOL  At least thirty
     -------------------------------------------------------
     (30) days prior to the start of every COLLABORATION YEAR quarter other than the initial such quarter. SEARLE and CAT management shall meet and determine which employees and which research services will be required in the upcoming quarter to achieve the reasonable objectives of the RESEARCH PROTOCOL ("QUARTERLY PLAN"). Such CAT staff as reasonably can dedicate their full time efforts, or at SEARLE's option such combination of CAT employees as may be able to combine their efforts to achieve the agreed work plan, shall be assigned to performance of RESEARCH PROTOCOL duties in accordance with such QUARTERLY PLAN. SEARLE shall review the performance of such employees assigned to the RESEARCH PROTOCOL and may raise any concerns with the JRC. If SEARLE reasonably determines that it wishes to replace a CAT employee CAT shall use reasonable endeavors to comply with SEARLE's request.

3.5  Payments Tied to Performance of Work  SEARLE shall pay CAT in arrears for
     ------------------------------------
     work performed hereunder on a quarter by quarter basis upon audit of services actually performed in such quarter. CAT shall prepare and submit for SEARLE's review a report of work planned for the quarter and the work actually done during the quarter to determine the level of payment due. Payments shall be made upon demonstration that for each FTE required by quarter by the QUARTERLY PLAN, 1/4th of the respective COLLABORATION YEAR FTE amount has been provided in such quarter in accordance with the QUARTERLY PLAN. Payments shall be made within sixty (60) days after receipt and acceptance by SEARLE, which acceptance shall not be unreasonably withheld, of the applicable quarterly report. Payment shall be made by wire transfer to the bank account in England designated from time to time by CAT in a written notice to SEARLE.

3.6  Audit of Tasks Accomplished and Time Required  In the event that the
     ---------------------------------------------
     parties disagree as to the level of performance of the QUARTERLY PLAN the parties shall require the review of an accounting referee in accordance with Exhibit D to determine the level of work done and the payments due. Either side may require an audit of the work performed upon request for the referee in accordance with Exhibit D.

3.7  Compensation of Dedicated CAT Staff  Employees performing services for
     -----------------------------------
     SEARLE shall be treated by CAT in terms of compensation and incentives in the same manner in all material respects to other CAT employees, taking into account all reasonable variances applied by CAT in determining the award of compensation and incentives to its employees generally.

3.8  Reductions in Compensation Forecasted by SEARLE In Event That CAT Fails to
     --------------------------------------------------------------------------
     Provide Adequate FTEs and Laboratory and Other Support for Such FTEs  In
     --------------------------------------------------------------------
     addition to any other remedy that SEARLE may have, in the event CAT fails to provide FTEs or laboratory and other resources estimated for performance of work in accordance with the RESEARCH PROTOCOL. SEARLE's payments to CAT for FTEs supplied shall be reduced by [***], and SEARLE shall not be obliged to pay for any FTE to the extent that resources are not provided to support the reasonable performance of duties of any particular FTE.

3.9  CAT Consultation and Support  CAT shall at all times exert all reasonable
     ----------------------------
     creativity, judgment and research efforts on behalf of SEARLE in performance of the RESEARCH PROTOCOL. CAT's efforts on behalf of SEARLE shall in no event be of less invention, less skill or of less favorable performance than the efforts of CAT's skilled persons working at CAT on matters similar to, but other than, the RESEARCH PROTOCOL or in any event no less than the standards of performance as meet regular professional standards in the pharmaceutical or biotechnology field. Such efforts shall include but not be limited to:

     (a) support in creation, identification and pursuit of intellectual property rights solely on SEARLE's behalf, including without limitation all INVENTIONS which are discovered incident to the RESEARCH PROTOCOL or in the course of any efforts undertaken by CAT at SEARLE expense;

     (b) advice on the optimization of protocols and performance of research to be undertaken incident to the RESEARCH PROTOCOL;

     (c) performance of all research and discovery services requested by SEARLE as part of the REACH PROTOCOL which may, at SEARLE's discretion, be part of any of CAT's general and specific expertise as of the time of this AGREEMENT or as may or should reasonably become part of CAT's general and specific expertise through the term of the performance of the RESEARCH PROTOCOL, including but not limited to (i) discovering, characterizing and/or quantifying pharmaceutically or diagnostically interesting molecules, (ii) discovering and characterizing biological responses to TARGETs, to antagonism of TARGETs or to agonism of TARGETs, (iii) discovering, optimizing, developing and/or registering therapeutic drug candidates, whether peptide, protein, antibody or synthetic molecule based, as may directly or indirectly, inhibit, antagonize, agonize or mimic TARGETs and (iv) to discovering (as may be suitable either for additional research or as drug TARGETs in themselves) the biological effect of neutralization of biological markers or TARGETs.

3.10 SEARLE Election In The Event Work Accomplished With Fewer Than Estimated
     ------------------------------------------------------------------------
     FTEs  The foregoing notwithstanding, if the amount of the work done in any
     ----
     one COLLABORATION YEAR is accomplished or may be reasonably forecasted to be accomplished with less than the estimated FTEs, SEARLE with approval of JRC may, but need not, increase the work planned in such year to absorb the planned areas of pay for such additional amount of FTE time at the full FTE rate specified in Section 3.2.

3.11 Management of the RESEARCH COLLABORATION  From the EFFECTIVE DATE, the
     ----------------------------------------
     parties shall establish and run the JOINT RESEARCH COMMITTEE as follows:

     (a) The JRC shall be comprised of six (6) persons ("Members"). CAT and SEARLE, respectively, shall each be entitled to appoint three (3) Members, to remove any Member appointed by such party and to appoint any person to fill a vacancy arising from the removal or retirement of any such Member. The initial members of the JRC shall be as follows:

               CAT Member      SEARLE Member
               ----------      -------------

               [***]               [***]

     (b) SEARLE and CAT, respectively, shall each notify the other in writing of the identities of their respective Members or Member designees from time to time. Both parties shall use reasonable endeavors to keep an appropriate level of continuity in representation. Members may be represented at any meeting by another person designated by the absent Member. Each meeting shall be chaired by one of the SEARLE Members ("Chairman").

     (c) The quorum for meetings of the JRC shall be two Members or Member designees, provided that there is at least one Member or designee appointed by each of SEARLE and CAT present. Conclusions and decisions of the JRC shall be made where possible by unanimous agreement of the Members or designees present and shall be minuted by or upon behalf of the Chairman who shall send a copy of the minutes of each JRC meeting to both parties. Both parties will use their reasonable efforts to build consensus. Should it prove impossible to obtain such consensus the Chairman shall have the deciding vote, subject in all events to the other terms and conditions of this AGREEMENT. For avoidance of doubt, the Chairman shall not have the deciding vote as to any issues between the parties directly concerning:

          (i)   whether CAT has earned a Technical Performance Milestone under
                Section 4.3;

          (ii) whether CAT has earned a Development Milestone under Section 4.6; or

          (iii) Article 5 of this AGREEMENT.

     (d) The JRC shall first meet within twenty (20) BUSINESS DAYS following the EFFECTIVE DATE and then as agreed by the Members, but not less frequently than each calendar quarter. The venue for all meetings shall alternate between the premises of the parties. Each party shall be responsible for its own expenses, including travel and accommodation costs, incurred in connection with JRC meetings.

     (e) The JRC shall have power to invite persons whose special skills or influence might advance the RESEARCH COLLABORATION to attend and address meetings of the JRC. For the avoidance of doubt, it is agreed that such persons shall not be Members and shall not have a right to participate in the decision-making process of the JRC.

     (f) Within five (5) BUSINESS DAYS of each meeting of the JRC the Chairman shall prepare or have prepared minutes of the meeting and shall circulate the same as a draft by facsimile or E-mail to the other Members. Such other Members shall have five (5) BUSINESS DAYS to send their written comments (including proposed amendments) on the draft minutes to the Chairman, and the Chairman shall promptly incorporate all such reasonable and accurate amendments. The Chairman shall then promptly sign the amended version of such minutes and shall circulate the same by facsimile or E-Mail to the other Members.

3.12 JRC Function and Responsibilities  The JRC shall be generally responsible
     ---------------------------------
     for administering the implementation of the RESEARCH PROTOCOLS in compliance with this AGREEMENT. One function of the JRC shall be to nominate and select T"RGETS for inclusion in the RESEARCH PROTOCOLS or RESEARCH PROGRAMS. TARGETS shall be deemed identified for purposes of
     Section 2.4 if contained on the LIST.

3.13 Disclosure  Promptly, but in no event later than thirty (30) days
     ----------
     following the EFFECTIVE DATE, CAT shall disclose and make available to SEARLE such of the CAT BACKGROUND KNOW HOW and CAT BACKGROUND MATERIAL as will be useful and necessary to SEARLE for the part of the RESEARCH COLLABORATION to be undertaken by SEARLE and SEARLE shall disclose and make available to CAT such of the SEARLE BACKGROUND KNOW HOW and SEARLE BACKGROUND MATERIAL as will be useful and necessary to CAT for the part of the RESEARCH COLLABORATION to be undertaken by CAT.

3.14 Conduct of the RESEARCH COLLABORATION  Each party shall carry out its part
     -------------------------------------
     of the RESEARCH COLLABORATION as allocated to them by JRC:

     (a) with all due diligence and so as to meet key milestone dates set out in the RESEARCH PROTOCOL;

     (b) in accordance with GLP (where applicable), GCP and GMP and all other relevant legal requirements and shall be responsible for obtaining all necessary approvals therefor from any COMPETENT AUTHORITY; and

     (c) keeping or causing to be kept detailed written and appropriately witnessed laboratory notebooks and other records and reports of the progress of its part of the RESEARCH COLLABORATION in sufficient detail and in good scientific manner for all purposes, including patent purposes. Such notebooks and other records must properly reflect all work done on the RESEARCH COLL"BORATION and the results achieved thereunder.

3.15 Subcontracting  Neither party shall sub-contract the whole or any part of
     --------------
     its portion of the RESEARCH COLLABORATION without the consent of JRC. If such consent is given, the appointment of any sub-contractor shall be on the following terms:

     (a) that SEARLE shall pay the funds identified for the work required from the sub-contractor;

     (b) that as among the parties and the sub-contractor all results emerging from such work and any related intellectual property, including INVENTIONS, shall be owned by SEARLE;

     (c)  that the sub-contractor shall be obligated on terms the same as
          Article 8 (Confidentiality) of this Agreement.

3.16 Reports  Each party ("Reporting Party") shall within twenty-one (21) days
     -------
     of the end of each COLLABORATION YEAR quarter send a written report to the other party and to its Members on JRC, which shall summarize in reasonable detail the progress achieved and results obtained by the Reporting Party and its sub-contractors pursuant to the RESEARCH COLLABORATION during such quarter.

     ARTICLE 4 - INVESTMENT, MILESTONE AND ROYALTY PAYMENTS

4.1  Equity Investment in CAT GROUP  SEARLE shall agree to purchase an amount of
     ------------------------------
     the issued ordinary share capital of CAT GROUP costing not more than twelve million five hundred thousand dollars (US$12,500,000), pursuant to the SUBSCRIPTION AGREEMENT.

4.2  Ongoing Information After The EFFECTIVE DATE  SEARLE shall be entitled to
     --------------------------------------------
     and CAT shall provide to SEARLE not later than thirty (30) days after the end of each calendar quarter a report covering the following areas:

     [***]

     However SEARLE shall not be entitled to receive details of internal CAT programs or third party programs or any confidential information which CAT is contractually precluded from sharing with a third party.

     In addition, from time to time upon reasonable written notice SEARLE shall also have the right to address the Board of CAT at any of its regularly scheduled meetings about any matters of material concern to SEARLE. Such right of address may be in writing or by physical attendance of a SEARLE nominee at SEARLE's option.

     For six (6) months after the EFFECTIVE DATE CAT and SEARLE will jointly seek to identify an individual acceptable to SEARLE and to the Board of CAT as a suitable non-executive director of CAT and CAT GROUP PLC. If no suitable candidate is identified within six (6) months from the EFFECTIVE DATE then this provision shall lapse.

4.3  Technical Performance Milestones  For each TARGET which is included in the
     --------------------------------
     RESEARCH COLLABORATION pursuant to the terms hereof, SEARLE shall pay the following Technical Performance Milestones:

     Milestone                                            Amount
     ---------                                            ------

     (i)    [***]                                        [***]

     (ii)   [***]                                        [***]

     (iii)  [***]                                        [***]

4.4  Use of CAT Technology on Exclusive TARGET  Subject to payment of any
     -----------------------------------------
     applicable such Technical Performance Milestone, CAT hereby grants SEARLE permanent, exclusive rights to use any and all CAT KNOW HOW and MATERIALS
     (a) to elucidate the nature, SAR or conformation of the TARGET or any mechanism of action related to the TARGET and (b) to identify, to develop or to enhance any direct or indirect approach to modulate such TARGET and provided that SEARLE is maintaining an active development program relating to a LICENSED PRODUCT relating to the TARGET.
4.5  Annual Caps  Should SEARLE pay for Technical Performance Milestones
     -----------
     aggregating to [***] in one (1) COLLABORATION YEAR, SEARLE shall not be obligated to pay any further Technical Performance Milestones in such year, provided that the foregoing aggregate payment cap shall not apply to CAT TARGETS if CAT has demonstrated utility with respect to such CAT TARGET in the manner and with the effect described in Section 4.3(i), (ii), and
     (iii). In addition to such total cap on Technical Performance Milestone payments, the following additional caps shall apply in no COLLABORATION YEAR shall SEARLE be obligated to pay more than [***] in aggregate payments under Section 4.3(i) or more than [***] in aggregate payments under Section 4.3(ii).

4.6  Development Milestone Payments  The following Development Milestone
     ------------------------------
     payments shall be payable within sixty (60) days from the date that any Licensed Product constituting an ANTIBODY BASED DRUG progresses through the applicable development phase listed below:

     [***]          upon initiation of Phase I testing
     [***]          upon initiation of Phase II testing
     [***]          upon initiation of Phase III testing
     [***]          upon first BLA filing in any MAJOR MARKET
     [***]          upon first grant of MARKETING AUTHORIZATION in any MAJOR
                    MARKETING
     [***]          upon second grant of MARKETING AUTHORIZATION in any
                    MAJOR MARKET

     The following Development Milestone payments shall be payable within sixty
     (60) days from the date that any LICENSED PRODUCT constituting a DIAGNOSTIC PRODUCT progresses through the applicable development phase listed below:

     [***]          upon first BLA filing in any MAJOR MARKET
     [***]          upon first grant of MARKETING AUTHORIZATION in any
                    MAJOR MARKET

     The Technical Performance Milestone and Development Milestone payments shall be exhaustive for the TARGET to which such LICENSED PRODUCT relates. No additional milestone payments shall be payable for any subsequent BLA filings or approvals in any country (whether or not constituting a MAJOR MARKET) or for new or additional indications, formulations, dosing regimens or changes or additions to the indications or uses of any LICENSED PRODUCT against any TARGET for which milestone payments have been made. No additional Technical Performance Milestone or Development Milestone payments shall be payable for any back-up or second or later generation product for any particular TARGET for which prior Technical Performance Milestone payments and Development Milestone have been made. Second or successive generation products shall be deemed to include any ANTIBODY BASED DRUG. SYNTHETIC DRUG or DIAGNOSTIC PRODUCT designed for the same TARGET, regardless of the mechanism of action for such product. For COMBINATION PRODUCTS no additional milestone payments shall be payable for additional LICENSED PRODUCTS used in the combination, unless such additional LICENSED PRODUCTS are separately registered and developed as stand alone pharmaceutical products with respect to another TARGET whereby milestones would otherwise be payable. No milestones shall be payable for COMBINATION PRODUCTS incorporating two or more drugs for which milestones have already been paid, or in which a drug upon which milestones have been paid is combined with drugs which are not subject to milestone obligations under this AGREEMENT.

     Notwithstanding the foregoing if SEARLE elects to pursue more than one BLA with respect to a TARGET within the meaning of Section 1.65(iii), SEARLE shall only be required to pay one set of Development Milestone payments for such TARGET as such LICENSED PRODUCTS progress through the applicable development phase, unless and until such time as SEARLE is granted two (2) MARKETING AUTHORISATIONS under two (2) separate BLA's in any applicable single country. Within [***] of such grants as described in the foregoing sentence, SEARLE will pay CAT all applicable Development Milestone payments for such additional BLA.

4.7  Royalties on ANTIBODY BASED DRUGS  During the term specified in Section
     ---------------------------------
     4.10, SEARLE will pay to CAT a royalty of

(a) [***] of NET SALES of LICENSED PRODUCTS constituting ANTIBODY BASED DRUGS [***] per MARKETING YEAR; and

(b) [***] of NET SALES of LICENSED PRODUCTS constituting ANTIBODY BASED DRUGS [***] per MARKETING YEAR;

(c) [***] of NET SALES of LICENSED PRODUCTS constituting ANTIBODY BASED DRUGS [***] per MARKETING YEAR; and

(d) To the extent that the royalty payable from CAT to MRC lapses or is voluntarily forgiven for no material consideration from CAT, the foregoing royalties payable from Searle to CAT in each of items (a) through (c) above shall be reduced by [***] of the amount of royalty from CAT to MRC which is lapsed or forgiven. In the case where a product is only a LICENSED PRODUCT by virtue of the fact that it is a product which would otherwise give rise to a royalty obligation from CAT to the MRC under the license agreement dated 7 January 1997 as the terms exist under the license agreement as of the EFFECTIVE DATE the royalty payable by SEARLE to CAT shall be reduced to the level of CAT's royalty obligation to the MRC

(e) Notwithstanding the foregoing, SEARLE shall also pay CAT a royalty of [***] with respect to any LICENSED PRODUCT relating to the TARGET [***], for so long as such royalty is required to be paid by CAT to its licensor Progenitory (or its successor in title) pursuant to the current terms of CAT and Progenitor's pre-existing agreement.

(f) CAT agrees to provide SEARLE with all reasonable assistance to negotiate a lump sum payment of the royalty referred to in (e) above, provided that CAT shall have no obligation to pay such lump sum or any other sums in connection with any agreement.

(g) CAT agrees that it will pay all royalties due to MRC and Progenitor (or its successor in title) as referred to in (d) and (e) above, and shall in the event of any claim of default in that regard notify SEARLE in writing and assist SEARLE to make any such payments directly to the licensors prior to the forfeiture or loss of the related CAT BACKGROUND IP or contract rights under such licenses.

4.8  Royalties on SYNTHETIC DRUGS  During the term specified in Section 4.10,
     ----------------------------
     SEARLE will pay to CAT a royalty of [***] of NET SALES of LICENSED PRODUCTS constituting SYNTHETIC DRUGS which have been developed as a substantial and direct result of the use of CAT BACKGROUND IP, [***] in total royalty payments over the commercial life of each such SYNTHETIC DRUG. Following payment of the capped amount as provided in the foregoing sentence, SEARLE shall have a fully paid up, irrevocable license under this AGREEMENT with respect to such SYNTHETIC DRUG.

4.9  Royalties on DIAGNOSTIC LICENSED PRODUCTS  During the term specified in
     -----------------------------------------
     Section 4.10, SEARLE will pay to CAT a royalty on NET SALES of LICENSED PRODUCTS constituting DIAGNOSTIC PRODUCTS equal to the amount of CAT's obligations to pay royalties to third parties (including but not limited to MRC) in respect of sales of such DIAGNOSTIC PRODUCTS subject to clause 4.7(d).

4.10 Calculation and Payment  Royalties shall be calculated on a quarterly
     -----------------------
     basis and payable within sixty (60) days after the end of each calendar quarter based upon NET SALES of LICENSED PRODUCT during the previous calendar quarter. All royalties payable under this AGREEMENT shall be paid, on a country-by-country basis, from the date of FIRST COMMERCIAL SALE of each LICENSED PRODUCT in a particular country until the later of (i) the last to expire in any such country of any valid and enforceable CAT BACKGROUND PATENT RIGHT which covers the manufacture, use or sale of such LICENSED PRODUCT in such country or (ii) [***] from FIRST COMMERCIAL SALE in such country (or in the case of the United States) [***] only.

     Upon the expiration of the royalty payment period for a LICENSED PRODUCT in a country described above, SEARLE shall thereafter have an irrevocable, exclusive, sublicensable, paid up license to make, have made, use, sell, offer for sale, have sold and import such LICENSED PRODUCT in that country.

4.11 Reports  SEARLE shall furnish to CAT on a six monthly basis a written
     -------
     report of the NET SALES, on a product by product basis, of all LICENSED PRODUCTS by SEARLE and its AFFILIATES on a worldwide basis, for the calendar quarter upon which the royalty payment is based. Any royalty due CAT for such calendar quarter shall be paid by SEARLE when submitting such reports.

4.12 Records  SEARLE shall keep full, complete, and proper records and accounts
     -------
     of NET SALES of LICENSED PRODUCT in sufficient detail to enable the royalties payable by SEARLE to CAT to be determined. CAT shall have the right at its own expense, upon reasonable written notice to SEARLE, to retain an independent certified public accountant acceptable to SEARLE to audit SEARLE's records pertaining to such LICENSED PRODUCT for the purpose of verifying the accuracy of the payment of royalties to CAT under this AGREEMENT for the three (3) preceding years, but this right may not be exercised more than once in any year. The accountant shall disclose to CAT only made according to this AGREEMENT. In the event of any underpayment, SEARLE shall promptly remit to CAT all amounts due. In the event of any overpayment, CAT shall promptly remit to SEARLE all amounts overpaid to CAT.

4.13 Exchange of Currency  The remittance of royalties payable on NET SALES of
     --------------------
     LICENSED PRODUCT for sales in currencies other than United States dollars shall be payable to CAT in such dollars calculated using the appropriate exchange rate for such currency quoted in The Wall Street Journal (Midwest Edition) on the last Business Day of the calendar quarter for which the royalties accrue.

4.14 Withholding Taxes  Any tax which SEARLE is required to pay or withhold
     -----------------
     with respect of the payments to be made to CAT hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, SEARLE shall give CAT such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable CAT to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.

4.15 Bank Account  All payments made to CAT under this AGREEMENT shall be made
     ------------
     by wire transfer to the bank account of CAT in the United Kingdom to Barclays Bank PLC Cambridge Business Centre PO Box 326, Cambridge CB4 3UT; sort code number 20-17-19; account number 90192325 or such other bank account in the United Kingdom as is notified by CAT in writing to SEARLE from time to time.

4.16 Late Payment  If either party fails to make any payment due hereunder on
     ------------
     the due date for payment, without prejudice to any other right or remedy available to the other party it shall be entitled to charge interest (both before and after judgment) on the amount unpaid at the rate of LIBOR plus 4% calculated on a daily basis until payment in full is made without prejudice to a party's right to receive payment on the due date.
                            ARTICLE 5 - CAT TARGETS

5.1  SUBTRACTED COMPLEMENTARY cDNAs and PLASMIDS
     -------------------------------------------

     (a) As soon as practicable after the EFFECTIVE DATE, CAT shall release to SEARLE at CAT's principal research facilities, at no cost to SEARLE, cDNA sets associated with [***] of the CAT SUBTRACTED LIBRARIES as shall be determined by the JRC. SEARLE shall, at its own cost and expense, within [***] of receipt of such cDNA sets sequence such cDNA sets to a minimum depth of [***]. Any and all MATERIALS, KNOW HOW, DOCUMENTS, data and other information which directly results from such initial sequencing by SEARLE, shall be owned by CAT and shall be provided by SEARLE to CAT on a regular, but not less than monthly, basis; provided that CAT's ownership of such rights is subject to SEARLE's rights to treat any TARGETS as SEARLE TARGETS or to secure royalties as provided below.

     (b) Provided that CAT releases the cDNA sets to a SEARLE representative at the site designated above, SEARLE will (i) process the cDNA sets into arrays and use them to construct cDNA microarrays and generate initial sequence data and (ii) make a payment of [***] to CAT. If such payment is made, then consistent [***],

          CAT will undertake to support SEARLE research activities under the RESEARCH PROTOCOL during the initial COLLABORATION YEAR, with a commitment of no less than [***] FTEs, for the nominal sum of [***].

5.2  SEARLE's Option  For a period of six (6) months from the EFFECTIVE DATE CAT
     ---------------
hereby grants to SEARLE an option to sequence any or all of the CAT SUBTRACTED LIBRARIES not selected by JRC under Section 5.1 such option to be exercisable merely upon notice to CAT given at any time during the term of this AGREEMENT. If SEARLE exercises the option granted under this Section 5.2 then this Article 5 shall apply to SEARLE's sequencing of the CAT SUBTRACTED LIBRARIES in respect of which SEARLE exercises this option.

5.3  Exclusivity  SEARLE shall have the exclusive right for [***] from the end
     -----------
of the calendar month in which it provides to CAT data and information relating to a CAT TARGET, to determine, in SEARLE's sole discretion, whether such CAT TARGET should be proposed to JRC for inclusion in the RESEARCH PROTOCOL and if it so determines, then SEARLE shall propose within such period, such CAT TARGET to the JRC and the provisions of Article 6 shall apply.

5.4  CAT's Rights and Obligations in Respect of a CAT SEQUENCE  During the [***]
     ---------------------------------------------------------
period of exclusivity under Section 5.3, CAT may not grant any licenses to, or enter into any collaboration with, any third party in respect of such CAT TARGET. If at the end of such [***] period or thereafter (i) SEARLE determines not to propose such CAT TARGET to JRC for inclusion in the RESEARCH PROTOCOL or
(ii) JRC does not accept such proposal or (iii) having accepted such proposal the relevant RESEARCH PROTOCOL is thereafter discontinued or terminated for any reason (other than CAT's default under this AGREEMENT or completion of such PROTOCAL) then CAT shall be free to grant any licenses to third parties or carry out research on its own behalf or otherwise deal in any way it deems fit in respect of such CAT TARGET.

5.5  SEARLE's Step-back Rights  Where any CAT TARGET is included in the RESEARCH
     -------------------------
COLLABORATION and where a RESEARCH PROGRAM in respect of such CAT TARGET is subsequently discontinued or terminated for any reason, SEARLE may, up to and including thirty (30) BUSINESS DAYS after the point where CAT has demonstrated the utility of the CAT TARGET in an animal model of disease, elect to propose such CAT TARGET to the JRC for inclusion in the RESEARCH COLLABORATION and the provisions of Article 6 shall apply. If the JRC accepts such proposal such CAT TARGET shall become the subject of a RESEARCH PROTOCOL provided that

(a) SEARLE fully reimburses CAT for all expenses incurred by CAT in respect of such CAT TARGET (plus interest compounded annually thereon computed at [***] thereof after allowing for taxation at UK standard rates and payable in one lump sum) up to and including the demonstration of utility in an animal model of disease; and

(b) SEARLE pays any and all Technical Performance Milestone payments which would have accrued and been payable had such CAT TARGET been proposed by SEARLE and accepted for inclusion in the RESEARCH COLLABORATION within the [***] period of exclusivity under Section 5.3.

     SEARLE's step-back right shall not apply if pursuant to Section 5.4. [***]

              ARTICLE 6 - RESEARCH PROTOCOLS AND TARGET SELECTION

6.1  Proposal of TARGETS
     -------------------

     (a) SEARLE may at any time during the term of the RESEARCH COLLABORATION propose to the JRC that a TARGET be included in the RESEARCH COLLABORATION. CAT may also at any time propose a TARGET for inclusion in the RESEARCH COLLABORATION

     (b) SEARLE may propose TARGETS from the LIST or otherwise. The LIST shall be limited at any point in time as described in Section 1.38. SEARLE may amend the LIST from time to time upon written notice to CAT, subject to Section 6.2.

     (c) A TARGET shall be deemed to be on the LIST as of the date of SEARLE=s written notice to CAT so listing such TARGET subject except for those on the LIST to the provisions of Section 6.2.

     (d) CAT may request at any regularly scheduled meeting of the JRC that any TARGET on the Part B LIST become the subject of a RESEARCH PROGRAM or be removed from the PART B LIST; provided that, CAT shall make such request for no more than [***] such TARGETS at any one JRC meeting and shall make such request only in connection with a bona fide proposal for a collaboration with a third party or a bone fide proposal for its own in house activity for such TARGET. For the purposes of this clause a bone fide proposal for CAT=s in house activity shall mean a proposal to commit resource equivalent to at least [***] FTE within the following [***].

     (e) Within thirty (30) days of CAT=s request pursuant to paragraph (d) above, SEARLE must either delete the applicable TARGET(s) or propose to the JRC a RESEARCH PROGRAM or PROGRAMS with respect thereto.

     (f) A TARGET which has progressed to a RESEARCH PROGRAM shall be deemed deleted from the LIST and thus shall no longer count against the limitation of TARGETS for such LIST.

6.2  Right of Decision  The final decision as to whether a TARGET shall be
     -----------------
     included in the RESEARCH COLLABORATION shall be SEARLE's, provided that subject to the other terms and conditions of this AGREEMENT (including those with respect to TARGETS such as Sections 2.3 and/or 2.4), CAT shall have the right to reject a proposed TARGET for a RESEARCH PROGRAM or the LIST other than those on the original LIST within [***] of the date of the said proposal if:

     [***]

6.3  INDEPENDENT COUNSEL
     -------------------

     (a) In order to provide a method of resolving disputes as to the availability of, and exclusivity with respect to, a TARGET for activities pursuant to the RESEARCH COLLABORATION while preserving confidentiality of TARGET selection by CAT and third parties, the parties have appointed an INDEPENDENT COUNSEL.

     (b) The INDEPENDENT COUNSEL shall not be an agent of either party, but instead act as referee solely for the purpose described above.

     (c) The parties may remove the INDEPENDENT COUNSEL and appoint a new INDEPENDENT COUNSEL if the parties so agree in writing or if the INDEPENDENT COUNSEL violates the decision-making parameters as stated in this AGREEMENT or the separate agreement among CAT, SEARLE and each INDEPENDENT COUNSEL to be entered into at the time of (or no later than thirty (30) days from) the appointment of such counsel by the parties.
     (d)  Such separate agreement shall provide among other things that

          (i) the INDEPENDENT COUNSEL will return to the applicable depositor, one year following the end of the RESEARCH COLLABORATION (or, if earlier, within fifteen (15) BUSINESS DAYS of such counsel ceasing to be the INDEPENDENT COUNSEL hereunder) all materials required under this AGREEMENT to be submitted to the INDEPENDENT COUNSEL;

          (ii) the INDEPENDENT COUNSEL shall charge for its services by the TARGET in dispute at such counsel's regular hourly rates, and SEARLE shall pay such charges if the INDEPENDENT COUNSEL determines that the TARGET may not be included in a RESEARCH PROGRAM, and CAT shall pay such charges if the INDEPENDENT COUNSEL determines that the TARGET may be included in a RESEARCH PROGRAM;

          (iii) the INDEPENDENT COUNSEL shall maintain all information deposited with it in confidence and other than disclosing to the parties that a TARGET may or may not be included in a RESEARCH PROGRAM, shall not disclose either party's confidential information to the other party; and

          (iv) the INDEPENDENT COUNSEL will, however, permit from time to time an independent patent counsel nominated by a party and as to whom the other party has no reasonable objection, to examine the documents and notes of the INDEPENDENT COUNSEL with respect to such INDEPENDENT COUNSEL's determination as to one or more TARGETS.

                        ARTICLE 7 - TARGET EXCLUSIVITY

7.1  TARGET Exclusivity  CAT and SEARLE shall exclusively deal with each other
     ------------------
in respect of human antibody research and development directed to a TARGET (i) if during the RESEARCH COLLABORATION the TARGET is on the LIST, (ii) if the TARGET is the subject of a RESEARCH PROGRAM, or (iii) at such other point as the parties may determine. If at the conclusion of a RESEARCH PROGRAM SEARLE determines that it will continue to develop a LICENSED PRODUCT which is an ANTIBODY BASED DRUG relating to a TARGET than it shall notify CAT and the parties shall remain exclusive to each other in respect of that TARGET until the earlier of [***] from the filing of an IND or its equivalent in a MAJOR MARKET or until SEARLE notifies CAT that it or its sub-licensee is ceasing to develop such LICENSED PRODUCT relating to that TARGET. IF SEARLE or a sub-licensee determines that it will not develop such LICENSED PRODUCT relating to a TARGET pursuant to this Section then SEARLE shall notify CAT promptly and SEARLE=s license pursuant to Section 2.1(b) only with respect to the abandoned LICENSED PRODUCT as described above shall cease with immediate effect.

7.2  Meaning of Exclusively  For the purposes of Section 7.1 "exclusively" shall
     ----------------------
mean for all indications and uses (a) that CAT may not conduct any research either on its own behalf or with a third party in respect of the relevant TARGET and (b) that SEARLE shall not conduct any research either on its own behalf or with a third party in respect of human antibodies in development as therapeutics for that TARGET.

7.3  Effect of Termination of Exclusivity  If for any reason the JRC determines
     ------------------------------------
to terminate the RESEARCH PROGRAM in respect of a TARGET prior to completion of such RESEARCH PROGRAM as noted in minutes prepared under Section 3.12(c), then the mutual exclusivity between the parties in respect of that TARGET shall terminate [***] after the date such determination is noted in the minutes.

                   ARTICLE 8 - CONFIDENTIALITY AND PUBLICITY

8.1  Confidentiality  Disclosures of confidential and proprietary information
     ---------------
hereunder made by either party to the other shall be made in writing (or promptly confirmed in writing if made in another form), and shall be marked "Confidential." Such confidential information shall be safeguarded by the recipient in the same manner and to the same extent that it safeguards its own confidential information and materials, and shall not be disclosed to third parties (other than each party's financial and legal advisors, each of whom shall be bound by confidentiality obligations identical to those contained herein, whether express or implied), except as otherwise expressly permitted in this AGREEMENT or permitted in writing by the disclosing party. Each party agrees to only use such confidential information for the purposes contemplated in this AGREEMENT. These mutual obligations of confidentiality shall apply for a period of ten (10) years after the termination of this AGREEMENT, but such obligations shall not apply to any information that:

(a)  is available to the public at the time it is disclosed;

(b) becomes available to the public without a breach of this AGREEMENT by the recipient of such confidential information;

(c) recipient already possesses at the time it is disclosed as evidenced by written documentation;

(d) is internally developed by recipient independently of and wholly without knowledge of the disclosing party's confidential information as evidenced by written documentation;

(e) is required to be disclosed by SEARLE in order to manufacture, have manufactured, market or sell a LICENSED PRODUCT; or

(f) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction.

8.2  Publicity  Neither party shall use the name of the other party or any of
     ---------
its employees in any advertising, promotional, or sale literature without the prior written consent of the other party, such consent not to be unreasonably withheld. A party may, however, disclose the existence of this AGREEMENT. SEARLE shall not use the name of CAT or any of CAT's trademarks in connection with the use or sale of LICENSED PRODUCT by SEARLE or any advertising, promotional, or sales literature, without the prior consent of CAT. CAT shall not publish any documents containing references to SEARLE BACKGROUND IP or RESEARCH COLLABORATION IP absent SEARLE's prior written consent.

                     ARTICLE 9 - PATENTS AND INFRINGEMENT

9.1  Intellectual Property Ownership  Any and all RESEARCH COLLABORATION IP
     -------------------------------
discovered or developed incident to the performance of this Agreement shall be owned by SEARLE irrespective of which party invents or discovers such RESEARCH COLLABORATION IP (including SEARLE IMPROVEMENT IP), except that notwithstanding any provision of this AGREEMENT which might otherwise be to the contrary, CAT shall own all CAT IMPROVEMENT IP. SEARLE shall grant CAT a permanent, non-exclusive, royalty-free license, without rights to sub-license, to such RESEARCH COLLABORATION IP, solely for CAT's own internal research efforts and for no other or further purpose.

CAT hereby agrees to assign any such RESEARCH COLLABORATION IP to SEARLE. Upon the request of SEARLE, CAT will have its employees and any permitted consultants promptly execute any and all applications, assignments or other instruments which SEARLE shall deem necessary or useful in order for SEARLE to apply for and obtain patent protection worldwide for said RESEARCH COLLABORATION IP and in order to assign and convey to SEARLE the sole and exclusive right, title, and interest in and to said RESEARCH COLLABORATION IP and patent applications and patents thereon. All expenses incurred incident to such filings shall be for SEARLE's account. CAT shall require all employees and any permitted consultants to sign and maintain such employment and consultancy agreements as (a) will preserve the patentability of all INVENTIONS, whether patentable or otherwise, arising from the performance of research for SEARLE by CAT for the benefit of SEARLE and (b) will provide for the unrestricted free assignment of all claims of inventorship or ownership of any PATENT RIGHTS to SEARLE, without retention of shop rights or other residual rights of practice of such inventions.

9.2  CAT BACKGROUND IP CAT shall at its own cost and expense be solely
     -----------------
responsible for the filing, prosecution and maintenance of CAT BACKGROUND IP, using reasonable endeavors to prosecute all patent applications forming part of CAT BACKGROUND IP including the conduct of any claims or proceedings relating to them including any interference or opposition proceedings. CAT shall keep SEARLE informed of all material developments in relation to CAT BACKGROUND IP, in each case so far as they relate to any LICENSED PRODUCT.

9.3  SEARLE BACKGROUND IP and RESEARCH COLLABORATION IP SEARLE shall at its own
     --------------------------------------------------
cost and expense be solely responsible for the filing, prosecution and maintenance of SEARLE BACKGROUND IP and RESEARCH PROGRAM IP, using reasonable endeavors to prosecute all patent applications forming part of SEARLE BACKGROUND IP AND RESEARCH PROGRAM IP including the conduct of any claims or proceedings relating to them including any interference or opposition proceedings. SEARLE shall keep CAT informed of all material developments in relation to SEARLE BACKGROUND IP and RESEARCH PROGRAM IP, in each case so far as they relate to any LICENSED PRODUCT.

9.4  Notice of Third Party Infringement CAT and SEARLE shall each give the
     ----------------------------------
other immediate written notice of any infringement or threatened infringement or misappropriation of the CAT BACKGROUND IP, the SEARLE BACKGROUND IP and the RESEARCH COLLABORATION IP which comes to their attention during the term of this AGREEMENT.

9.5  Third Party Infringement CAT may, but shall not be obliged to, at its own
     ------------------------
cost and expense, enforce the CAT BACKGROUND IP against infringers. Prior to the commencement of proceedings, CAT shall have sole conduct of the dispute. Where it is necessary for CAT to commence proceedings as plaintiff which directly relate to any LICENSED PRODUCT only it shall be entitled to join SEARLE as co-plaintiff and as co-plaintiff SEARLE shall provide all reasonable assistance in relation to such proceedings at CAT's own cost and expense. At the written request of SEARLE, it shall be entitled to be separately represented in such circumstances at its own cost and expense. If SEARLE is not so separately represented, CAT shall have sole conduct of such proceedings, including the right to settle them. In circumstances where SEARLE is not separately represented, if CAT succeeds in any proceedings whether at trial or by way of settlement, CAT shall be entitled to any such award. If SEARLE is separately represented, the parties shall each retain any award or settlement of costs and damages made in their favor. If CAT fails to take or diligently pursue any such proceedings which directly relate to a LICENSED PRODUCT within ninety (90) days of receiving notice on infringement, SEARLE may give CAT thirty (30) days notice requiring CAT to take such proceedings within thirty (30) days of the date of the notice. If CAT fails to do so and subject to the rights of the MRC as set out in the CAT/MRC Agreement of January 7 1999, SEARLE may be entitled to do so at its own cost and expense. If it does CAT shall provide all necessary assistance to SEARLE in relation to such proceedings at SEARLE's cost and expense. CAT shall not be entitled to be separately represented in such circumstances and SEARLE shall have sole conduct of such proceedings including the right to settle them. If Searle succeeds in any such proceedings [***].

SEARLE may, but shall not be obliged to, at its own cost and expense, enforce the SEARLE BACKGROUND IP and RESEARCH PROGRAM IP against infringers. Prior to the commencement of proceedings, SEARLE shall have sole conduct of the dispute.

Where it is necessary for SEARLE to commence proceedings as plaintiff relating to any LICENSED PRODUCT only, it shall be entitled to join CAT as co-plaintiff and CAT as co-plaintiff shall provide all reasonable assistance in relation to such proceedings at SEARLE's cost and expense. At the written expense of CAT, it shall be entitled to be separately represented in such circumstances at its own cost and expense. If CAT is not so separately represented, SEARLE shall have sole conduct of such proceedings, including the right to settle them unless otherwise agreed by the parties. In circumstances where CAT is not separately represented if SEARLE succeeds in any proceedings whether at trial or by way of settlement, SEARLE shall be entitled to retain any such award. If CAT is separately represented, the parties shall each retain any award or settlement of costs and damages made in their favor. If SEARLE fails to take or diligently pursue any such proceedings within ninety (90) days of receiving notice of infringement, CAT may give SEARLE thirty (30) days notice requiring SEARLE to take such proceedings within thirty (30) days of the date of the notice and if SEARLE fails to do so CAT shall be entitled to do so at its own cost and expense and SEARLE shall provide all necessary assistance to CAT in relation to such proceedings at CAT's cost and expense. SEARLE shall not be entitled to be separately represented in such circumstances and CAT shall have sole conduct of such proceedings including the right to settle them. If CAT succeeds in any such proceedings, [***].

9.6   Infringement of Third Party Patent Rights If during the period of this
      -----------------------------------------
AGREEMENT either party receives any notice, claim or proceedings from any third party alleging infringement of that third party's intellectual property by reason of any party's activities in relation to this AGREEMENT, the party receiving that notice shall:

(a)   forthwith notify the other party of the notice, claim or proceeding; and

(b)   neither party shall make any admission of liability.

Each party shall control its own defense in any such patent litigation. Neither party will object to the intervention of the other party in any such litigation and, to the extent that their interests are consistent, each will cooperate and provide reasonable assistance to the other with respect of such litigation. Each party shall pay its own costs and expenses of defense of such suit.

                  ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.1  Authority Both CAT and SEARLE warrant to the other party that they each
      ---------
have full right, power, and authority to enter into this AGREEMENT and the execution and performance of this AGREEMENT shall not knowingly constitute a violation of any material covenant or restriction or a breach of any obligation under any other agreement, contract, commitment, rule or regulation to which CAT or SEARLE is a party or by which CAT or SEARLE is bound.

10.2  Patent Infringement Warranty CAT warrants to SEARLE that it is presently
      ----------------------------
aware of no patents or patent applications owned by a third party which would present any issue of infringement by reason of the performance of this AGREEMENT by CAT or SEARLE as it relates to the CAT CORE TECHNOLOGY or its use as contemplated under this Agreement including the identification of LICENSED PRODUCT.

10.3  Warranty of Non-Dominance CAT further warrants to SEARLE that it owns no,
      -------------------------
and is aware of no, patents, patent rights or patent applications or other intellectual property rights or claims dominant to the CAT BACKGROUND IP. CAT further warrants that CAT has provided SEARLE with all written opinions (formal and informal) which bear on the practice of any rights granted to SEARLE in this AGREEMENT, as they relate to the CAT BACKGROUND IP including without limitation all opinions on patentability, validity or infringement.

10.4  Capacity and Rights CAT further warrants to SEARLE that CAT has all
      -------------------
necessary rights and tracking and reporting systems to conduct the work required under the RESEARCH PROTOCOL in compliance with this AGREEMENT and in an auditable manner.

10.5  Warranty Against Unauthorized Use of CAT BACKGROUND IP SEARLE warrants to
      ------------------------------------------------------
CAT that SEARLE shall not license, authorize or enable third parties performing research on SEARLE's behalf to use or make any claim of ownership or right to use CAT BACKGROUND

IP other than for the purposes of performance of IN-HOUSE RESEARCH in accordance with Section 2.1(a).

10.6  Disclaimer of Statutory or Implied Warranties EXCEPT AS OTHERWISE
      ---------------------------------------------
EXPRESSLY SET FORTH IN THIS ARTICLE, NEITHER CAT NOR SEARLE MAKES ANY REPRESENTATIONS AND EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. ALL UNIFORM COMMERCIAL CODE OR OTHER STATUTORY WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                  ARTICLE 11 - LIABILITY AND INDEMNIFICATION

11.1  Indemnification of CAT by SEARLE SEARLE shall indemnify, defend and hold
      --------------------------------
harmless CAT and its affiliates and subcontractors, and their respective stockholders, directors, officers, employees, and agents and their respective successors, heirs and assigns (the "CAT Indemnitees"), against any liability,
                                    ---------------
damage, loss, settlement, cost or expense (including reasonable attorneys' fees and expenses of litigation) ("Losses") incurred by or imposed upon the CAT
                              ------
Indemnitees, or any one of them, in connection with any claims, suits, actions, administrative proceedings, demands or judgments of third parties ("Claims"),
                                                                    ------
including without limitation personal injury and product liability matters (except in cases where such Claims result from a material breach of this AGREEMENT or negligence or willful misconduct on the part of CAT or from or relating to any actions taken by or on behalf of CAT with respect to CAT BACKGROUND IP, or a defect in or infringement by practice of such CAT BACKGROUND
IP), arising out of or related to (a) any actions of SEARLE and its directors, officers, employees and agents and their respective successors, heirs and assigns in the performance of the RESEARCH PROTOCOL, (b) the production, manufacture, promotion, sale or use by any person of any LICENSED PRODUCT which is manufactured or sold by SEARLE or by an Affiliate, sublicensee, distributor or agent of SEARLE (other than CAT or any Affiliate of CAT's), (c) SEARLE BACKGROUND IP provided by SEARLE to CAT in connection with the RESEARCH PROTOCOL, or (d) the breach by SEARLE of any provision of this AGREEMENT.

11.2  Indemnification of SEARLE by CAT CAT shall indemnify, defend and hold
      --------------------------------
harmless SEARLE and its affiliates and subcontractors, and their respective stockholders, directors, officers, employees, and agents and their respective successors, heirs and assigns (the "SEARLE Indemnitees"), against any Losses
                                    ------------------
incurred by or imposed upon the SEARLE Indemnitees, or any one of them, in connection with any Claims, including without limitation claims of suppliers and CAT employees in the case of clause (a) below and personal injury and product liability matters in the case of clause (b) below (except in cases where such Claims result from a material breach of this AGREEMENT or negligence or willful misconduct on the part of SEARLE or from or relating to any actions taken by or on behalf of SEARLE with respect to SEARLE BACKGROUND IP, or a defect in or infringement by practice by such SEARLE

BACKGROUND IP), arising out of or related to (a) any actions of CAT and its directors, officers, employees and agents and their respective successors, heirs and assigns in the performance of the Research Program, (b) CAT BACKGROUND IP, or (c) the breach by CAT of any provision of this AGREEMENT.

11.3  Notice, Etc. Each Indemnitee agrees to give the indemnifying Party prompt
      ------------
written notice of any Claim, for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect the Indemnitee's entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the sole right (but not the obligation) to defend, settle or otherwise dispose of any Claim or which the Indemnitee intends to assert a right to otherwise dispose of any Claim for which the Indemnitee intends to assert a right to indemnification under this AGREEMENT as contemplated in the preceding sentence on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate if and so long as the indemnifying Party has recognized in a written notice to the Indemnitee its obligation to indemnify the Indemnitee for any Losses relating to such Claim, and at the indemnifying party's option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel acceptable to the Indemnitee; provided, that the indemnifying party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee, if the claim which the indemnifying party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnitee reasonably believes an adverse determination would be detrimental to or injure the Indemnitee's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnitee, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend. If the indemnifying party is permitted to assume and control the defense and elects to do so, the Indemnitee shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnitee shall be at the expense of the Indemnitee unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing, or (ii) the indemnifying party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the Indemnitee. If the Indemnifying Party shall control the defense of any such claim, the indemnifying Party shall obtain the written consent of the Indemnitee prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the Indemnitee would become subject to injunctive or other equitable relief that could reasonably be expected to have a material adverse effect on the business of the Indemnitee in any nonmonetary manner.

                 ARTICLE 12 - EFFECT OF EXPIRY AND TERMINATION

12.1  Effect of Termination of RESEARCH COLLABORATION Expiration or other
      -----------------------------------------------
termination of the RESEARCH COLLABORATION by either party shall not have the effect of causing the termination of this AGREEMENT which shall continue in full force and effect until expiry or early termination in accordance with its terms.

12.2  Effect of Expiry or Termination of this AGREEMENT Upon expiration or
      -------------------------------------------------
other termination of this AGREEMENT) all licences granted by CAT to SEARLE hereunder shall become perpetual subject to SEARLE'S obligation to pay royalties hereunder except in the event of termination due to SEARLE's default or bankruptcy under Sections 13.5 or 13.6. Termination of this AGREEMENT shall not relieve either party from (i) an obligation of which performance was due prior to the termination or of which the AGREEMENT specifies that performance was to survive termination; or (ii) liability for a breach or for any misrepresentation under this AGREEMENT. Notwithstanding any provisions of this Agreement which might otherwise be to the contrary the following clauses shall survive termination of this AGREEMENT for any reason: Articles 8, 9, 11, 14 and Sections 2.1, 2.6, 2.8, 2.9, 2.10, 3.6, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14,
4.15, and 4.16.

                      ARTICLE 13 - TERMS AND TERMINATION

13.1  Term The term of this AGREEMENT shall extend from the EFFECTIVE DATE
      ----
until the last to expire of all patents included in the LICENSED PATENTS.

13.2  Term of the RESEARCH COLLABORATION Except as otherwise provided herein,
      ----------------------------------
      the RESEARCH COLLABORATION shall extend for a period of three COLLABORATION YEARS, and thereafter for additional periods of one COLLABORATION YEAR each as may be extended by SEARLE under Section 13.3, unless otherwise terminated by SEARLE upon not less than three (3) months prior notice or terminated by CAT or SEARLE pursuant to Section 13.4.

13.3  Extension Terms  In the event SEARLE shall elect to extend the RESEARCH
      ---------------
      COLLABORATION as described in Section 13.3(a), FTE rates and research work to be performed and TARGETs to be pursued shall be redefined by the JRC not less than three (3) months prior to the start of the extension COLLABORATION YEAR. FTE rates shall be adjusted in any extension COLLABORATION YEAR term to reflect reasonable rates of inflation or deflation as reflected by actual fluctuations in salaries and expenses over the prior term of the RESEARCH COLLABORATION since the last adjustment. Research work under the RESEARCH COLLABORATION shall be redefined by the JRC to address the additional expertises or functions SEARLE may need or require from CAT which CAT then may have or could reasonably develop and perform during such extension on behalf of SEARLE. The scope and the nature of appropriate TARGETs shall be determined in consideration of the amount of FTE commitment SEARLE is prepared to pursue. The parties agree that SEARLE's commitment to FTE activities shall entitle SEARLE to pursue such number of TARGETS as can reasonably be achieved with the FTE level committed. All other TARGET exclusivity, milestone and royalty terms shall be applied to the TARGETS of the extension period, as they shall be applied to TARGETS in the initial term of the RESEARCH COLLABORATION.

      (a) SEARLE may elect to extend the RESEARCH COLLABORATION by giving not less than three (3) months advance written notice to CAT of SEARLE's intention to extend the RESEARCH COLLABORATION and shall deliver to CAT a RESEARCH PROTOCOL which provides work for the extension COLLABORATION YEAR which would requires [***].

      (b) In the event of such extension, the FTE rate shall be increased or decreased for each COLLABORATION YEAR after the initial term by a factor of inflation or deflation not greater than the average increase in wages and benefits paid to researchers in Cambridgeshire, as such figure would be most nearly approximated by government statistics published by HMSO or a similar COMPETENT AUTHORITY.

      (c) In the event of extension, all other terms applicable to performance of research and rights and duties of the parties applicable in the initial term of the RESEARCH COLLABORATION would be extended to any term of extension.

13.4  Unilateral Rights of Termination
      --------------------------------

(a) In the event that SEARLE elects to extend the term of the RESEARCH COLLABORATION beyond three (3) COLLABORATION YEARS up to a full five (5) COLLABORATION YEARS CAT shall have the right to terminate further performance of the RESEARCH COLLABORATION under this AGREEMENT upon at least three (3) months prior written notice to SEARLE effective any time after the end of the fourth COLLABORATION YEAR.

(b) In the event that CAT shall through litigation or otherwise lose exclusive rights to use a substantial material portion of its CAT BACKGROUND IP SEARLE shall have the right to terminate further performance of the RESEARCH COLLABORATION under this AGREEMENT upon at least six (6) months prior written notice to CAT, such termination to be effective upon the expiration of such notice period. For the purpose of this Section only CAT shall be deemed to have lost the use of a patent only where all applicable rights of appeal in any litigation, opposition proceedings, interference or similar judicial or quasi judicial process have been exhausted.

13.5  Termination for Breach Either party shall have the right to terminate
      ----------------------
this AGREEMENT, by notice in writing in the event that the other party is in default or breach of any material obligation and such default or breach is not corrected or cured within sixty (60) days after written notice thereof has been provided by the non-defaulting or breaching party.

13.6  Insolvency Each of the parties shall have the right to terminate this
      ----------
AGREEMENT immediately upon giving written notice of termination to the other party (the "Other Party") in the event that any action, legal proceedings or other steps are taken by a third party, with a view to:

     13.6.1 the winding up or dissolution of the Other Party (other than for solvent reconstruction); or

     13.6.2 the appointment of a liquidator, trustee, receiver or similar officer of the Other Party against the Other Party; or

     13.6.3  any similar or analgous step or proceedings in any country.

     and such actions, proceedings or steps are not terminated within sixty (60) days of commencement.

                   ARTICLE 14 - PAYMENTS, NOTICE, DELIVERIES

Any payment, notice, or other communication pursuant to this AGREEMENT shall be sufficiently given three (3) days after the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party; or on the date of facsimile transmission (except as to payments) or hand delivery to:

In the case of SEARLE:

                                                  Copy to:

G.D. SEARLE & Co.                       G.D. SEARLE & Co.
700 Chesterfield Parkway North          5200 Old Orchard Road
St. Louis, MO 63198                     Skokie, IL 60077
FAX: (314) 737-6987                ATTN: Associate
                                               General Counsel, Pharma
                                               Fax: (847) 581-4045

Sector
ATTN: Vice President
      of Discovery Research

In the case of CAT:

Cambridge Antibody Technology Limited
The Science Park
Melbourn
Cambridgeshire

SG8 6JJ United Kingdom
Attn: Company Secretary
44 (0)1763 263 413

                          ARTICLE 15 - MISCELLANEOUS

15.1  Assignment This AGREEMENT, with the rights and privileges it creates,
      ----------
shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party, provided, however, that either party shall have the right to assign this AGREEMENT to a successor of that party to that part of its business to which this AGREEMENT relates, without such prior written consent of the other party.

15.2  Force Majeure Any delays in or failure of performance by either party
      -------------
under this AGREEMENT shall not be considered a breach of this AGREEMENT if and to the extent caused by occurrences beyond the reasonable control of the party affected, including, but not limited to: Act of God (including but not limited to fires, floods, explosions, riots, wars, rebellions, and sabotage); acts, regulations or laws of any government (including, without limitation, import and export regulations); strikes or other concerted acts of workers; and lawsuits relating to the subject matter hereof. And any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. Each party shall promptly give notice to the other of the starting and stopping of the above-mentioned occurrences.

15.3  Relationship of Parties The relationship between CAT and SEARLE shall be
      -----------------------
that of independent contractors. Neither party may enter into an agreement or assume any obligation for the other, and nothing herein should be construed as establishing a partnership, joint venture, or principal-agent relationship between the parties.

15.4  Waiver of Performance The waiver of any breach of any provision hereof
      ---------------------
will in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.5  Severability In the event any provision of this AGREEMENT shall be
      ------------
invalid, void, illegal, or unenforceable, the remaining provisions hereof nevertheless will continue in full force and effect without being impaired or invalidated.

15.6  Further Assurances: Each party hereto agrees to promptly execute and
      ------------------
deliver any document that may reasonably be requested by the other party or may be instrumental in fulfilling the purpose of this AGREEMENT.

15.7  Law of the Contract This AGREEMENT shall be governed by and construed and
      -------------------
interpreted in accordance with the laws of the State of Illinois, United States of America without reference to conflict of law principles.

15.8   Entire Agreement This AGREEMENT, together with the SUBSCRIPTION
       ----------------
AGREEMENT contains the entire agreement between CAT and SEARLE and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof. This AGREEMENT may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected except by an instrument in writing executed by both parties.

15.9   Arbitration Any dispute related to the execution or performance of this
       -----------
AGREEMENT shall be resolved by arbitration pursuant to the terms of Exhibit D attached hereto.

15.10  Bankruptcy All rights and licenses granted under or pursuant to this
       ----------
Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code and any similar provision protecting licensee's rights under applicable bankruptcy rules and regulations under English law. The Parties to this Agreement shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against a party licensor under the U.S. Bankruptcy Code or its English law equivalent, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodients of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless the licensor elects to continue to perform all of its obligations under this AGREEMENT, or (b) if not delivered under (a) above, upon the rejection of the AGREEMENT by or on behalf of the licensor upon written request therefor by the licensee, provided, however, that upon the licensor's (or its successor's) written notification to the licensee that it is again willing and able to perform all of its obligations under this AGREEMENT, the licensee shall promptly return all such tangible materials to the licensor, but only to the extent that the licensee does not require continued access to such materials to enable the licensee to perform its obligations under this AGREEMENT.

15.11  Execution This AGREEMENT may be executed in multiple counterparts each
       ---------
of which shall be deemed an original and which together shall constitute one and the same instrument.


           IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

       ACCEPTED AND AGREED TO BY:

       G.D. SEARLE & CO.                          CAMBRIDGE ANTIBODY
                                                  TECHNOLOGY LIMITED

       By:__________________________              By:___________________________


       Title:                                     Title:


       Date:________________________              Date:

                                   EXHIBIT A

                         CAT BACKGROUND PATENT RIGHTS

Key patents relating to the CAT Library technology:

Winter II - PCT/GB89/01344 - Cloning of a library of immunoglobulin V-gene sequences for expression of a repertoire of immunoglobulin variable domains, using appropriate primers in a PCR reaction; expression libraries containing repertoires of nucleic and acid sequences each encoding at least part of an immunoglobulin variable domain.

This patent has been granted in Europe and Australia, and is pending in the US, Canada and Japan.

McCafferty et al. - PCT/GB91/01134 - Methods for producing fuctional, single-chain Fv antibody fragments on the surface of bacteriophage particles.

This patent has been granted in Europe, Australia and the US, and is pending in Canada and Japan.

Griffiths et al. - US 5885793 - Isolation of human antibodies to human proteins by filamentous phage display and to methods for producing human antibodies.

This patent was granted in the US on 23 March 1999

                                   EXHIBIT B

                           CAT SUBTRACTED LIBRARIES


[***]

                                   EXHIBIT C

                               RESEARCH PROTOCOL


SEARLE will bring to the collaboration a certain number of genes or partial gene sequences which, by virtue of previously derived biologic information (which might include the assay of gene expression by immunocytochemistry in CAT's standard set of human tissue samples using CAT ANTIBODIES, or other data available in the literature or through CAT or SEARLE proprietary research), offer promise as targets for the development of therapeutic antibodies, small molecule therapeutics or as highly refined markers for use in preclinical and clinical drug development.

For each gene a detailed research plan will be developed which will make full use of CAT and SEARLE KNOW HOW, such as in vitro and in vivo assay systems, proprietary databases and antibody engineering expertise. For a therapeutic target, such a RESEARCH PROGRAM would generally comprise the following:

[***]

                                   EXHIBIT F


Gene/Target Name                                Accession Number

[***]                                           [***]

                             PERFORMANCE GUARANTEE


In consideration of the execution of the foregoing Research and License Agreement, CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC hereby guarantees to G. D. SEARLE & CO. and its Affiliates, as principal and not as surety, the performance by CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED of all of its obligations under the foregoing Research and License Agreement. This Guarantee is a guarantee of performance and not of collection.

This Guarantee shall survive the expiration or other termination of the Research and License Agreement or any assignment by G. D. SEARLE & CO. of its rights and obligations under such agreement.


                                        CAMBRIDGE ANTIBODY
                                        TECHNOLOGY GROUP PLC



                                        By

                                        Its:


Date:   December 23, 1999
-------------------------